Exhibit 8.1

List of Significant Subsidiaries:

Name	Percentage of ownership	Registered office	Activity
Italsofa Nordeste S/A	100.00	Salvador de Bahia, Brazil	(1)
Natuzzi (China) Ltd.	100.00	Shanghai, China	(1)
Italsofa Romania S.r.l.	100.00	Baia Mare, Romania	(1)
Natco S.p.A.	99.99	Santeramo in Colle, Italy	(2)
I.M.P.E. S.p.A.	100.00	Bari, Italy	(3)
Nacon S.p.A.	100.00	Santeramo in Colle, Italy	(4)
Lagene S.r.l.	100.00	Santeramo in Colle, Italy	(4)
Natuzzi Americas Inc.	100.00	High Point, North Carolina, USA	(4)
Natuzzi Iberica S.A.	100.00	Madrid, Spain	(4)
Natuzzi Switzerland AG	100.00	Dietikon, Switzerland	(4)
Natuzzi Germany Gmbh	100.00	Köln, Germany	(4)
Natuzzi Japan KK	100.00	Tokyo, Japan	(4)
Natuzzi Services Limited	100.00	London, UK	(4)
Natuzzi Russia OOO	100.00	Moscow, Russia	(4)
Natuzzi India Furniture PVT Ltd.	100.00	New Delhi, India	(4)
Natuzzi Florida LLC	51.00	High Point, North Carolina, USA	(4)
Natmex S.DE.R.L.DE.C.V	99.00	Mexico City, Mexico	(4)
Natuzzi France S.a.s.	100.00	Paris, France	(4)
Softaly (Furniture) Shanghai Co. Ltd.	96.50	Shanghai, China	(4)
Natuzzi Netherlands Holding	100.00	Amsterdam, Holland	(5)
New Comfort S.r.l.	100.00	Santeramo in Colle, Italy	(6)
Italsofa Shanghai Ltd.	96.50	Shanghai, China	(6)
Natuzzi Trade Service S.r.l.	100.00	Santeramo in Colle, Italy	(6)
Natuzzi Oceania PTI Ltd.	100.00	Sydney, Australia	(6)

(1)	Manufacture and distribution
(2)	Intragroup leather dyeing and finishing
(3)	Production and distribution of polyurethane foam
(4)	Services and distribution
(5)	Investment holding
(6)	Dormant